Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS FIRST QUARTER RESULTS;

RECORD SALES AND EARNINGS CONTINUE

NORWALK, CT., October 24, 2006 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the first quarter of fiscal year 2007, the three months ended September 30, 2006.

Sales for the first quarter of fiscal 2007 increased 25% to $10,001,000 compared to $7,994,000 in last year’s first quarter and net income increased 96% to $2,002,000 or $0.35 per diluted share compared to $1,020,000 or $0.18 per diluted share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased that the historical highs that we reported for our fiscal year ended June 30, 2006 have continued in our first quarter of fiscal 2007. Sales, income before income taxes and net income for the three months ended September 30, 2006 are all quarterly records for our Company. Although recent oil prices have declined somewhat from their record highs of a few months ago, we continue to experience strong incoming orders, requests for quotations and general customer inquiries. Accordingly, we continue to believe that the full year of fiscal 2007 should be another strong year for our Company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2006	2005
Sales	$10,001,000	$7,994,000
Costs and expenses	7,040,000	6,384,000

Income before income taxes	2,961,000	1,610,000
Provision for income taxes	959,000	590,000

Net income	$2,002,000	$1,020,000

Earnings per share (diluted)	$0.35	$0.18
Average shares outstanding (diluted)	5,677,000	5,608,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,
	2006	2005
Assets

Current Assets
Cash and cash equivalents	$5,878,000	$4,011,000
Accounts receivable, net	7,040,000	4,683,000
Inventories	9,774,000	5,975,000
Other	555,000	477,000

	23,247,000	15,146,000

Property and equipment, net	2,624,000	1,820,000

Goodwill	10,988,000	11,031,000
Other	116,000	112,000

	$36,975,000	$28,109,000

	September 30,
	2006	2005
Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,783,000	$1,100,000
Accrued expenses	1,735,000	1,579,000
Income taxes payable	1,154,000	582,000
Customer deposits	520,000	380,000

	6,192,000	3,641,000

Deferred income taxes	449,000	373,000

Total Liabilities	6,641,000	4,014,000

Stockholders’ Equity	30,334,000	24,095,000

	$36,975,000	$28,109,000

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